Exhibit 10.5

Undertaking the Guaranty Obligations Pre-maturity Covenants between the Parties
Dispute Resolution Validity Acknowledgments by the Guarantors
Summary of Guaranty Contract

Undertaking the Guaranty Obligations Pre-maturity Covenants between the Parties Dispute Resolution Validity Acknowledgments by the Guarantors Summary of Guaranty Contract (the “Contract”) entered into by and between Changzhou Wujin Best Cable Co., Ltd., Wang Kai and Yao Qing (the “Guarantors”) and Jiangsu Wujin Rural Commercial Bank Company limited by Shares (the “Creditor”) on April 6, 2009

Main Contents:

Guaranty Contract Number: 3218862009820006 The Guarantors undertakes to assume joint and several liabilities for Changzhou Wujin Kai Kai Lighting Electronics Co. Ltd. (the “Obligor”)’s indebtedness towards the Creditor under the Loan Agreement (reference no. 3218862009020006) from the date of effectiveness of the debt by the Obligor and till two years after the maturity of that loan agreement and the amount secured is RMB 3,000,000.

Guaranty Responsibility: the guaranty under this Contract shall be guaranty with joint and several liabilities. The guarantors are obligated to pay off the debt in the event the obligor is unable to pay off the debt (including the creditor declares the debt becomes mature in advance by the Creditor under the Loan Agreement or pursuant to law.

Scope of Guaranty: the guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expense such as litigation cost, lawyer’s fee.

Guaranty period: the guaranty period is from the effective date of the Contract to two years after the expiration of the performance period under the Loan Agreement.